Exhibit 99-6(b)
FORM OF REVISED SCHEDULES TO

FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT
WITH
BECK, MACK & OLIVER LLC

Schedule A

Funds of the Trust
Revised as of October 8, 2009

Beck, Mack & Oliver Global Equity Fund (formerly known as Austin Global Equity Fund)

Beck, Mack & Oliver Partners Fund

Schedule B

Advisory Fees
Revised as of October 8, 2009

Fund Average Daily Net Assets of the Fund	Advisory Fee as a % of the Annual Fund Average Daily Net Assets of the Fund

Beck, Mack & Oliver Global Equity Fund	1.50%

Beck, Mack & Oliver Partners Fund	1.00%

FORUM FUNDS	BECK, MACK & OLIVER LLC

Name:	Name:
Title:	Title:
Date:	Date: